Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SAYS IT WILL TAKE AN IMPAIRMENT CHARGE PRIMARILY BECAUSE OF ITS LAS VEGAS NIGHTCLUB

HOUSTON – (October 29, 2010) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s leading chain of upscale gentlemen’s clubs, said today it will take an impairment charge of between $20 million and $23 million in fiscal 2010, primarily because of the poor performance of the Rick’s Cabaret Las Vegas nightclub it purchased in 2008.

The exact amount of the impairment charge, which also will include lesser amounts from two other underperforming properties, will be determined after a final valuation is performed and will be recorded in the quarter ending September 30. It will be reported in December in the company’s Form 10-K.  The impairment charges will have no effect on the company’s debt covenants under any existing real estate loan arrangements and will not result in future cash expenditures.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

 Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com